SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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                          BREMER FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                          BREMER FINANCIAL CORPORATION
                             A MINNESOTA CORPORATION
                        445 MINNESOTA STREET - SUITE 2000
                            ST. PAUL, MINNESOTA 55101

                     ---------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       APRIL 21, 1999 AT 8:00 O'CLOCK A.M.

                     ---------------------------------------


TO BREMER FINANCIAL CORPORATION STOCKHOLDERS:

The Annual Meeting of Stockholders of Bremer Financial Corporation ("Company") will be held on April 21, 1999 at 8:00 o'clock a.m., St. Paul, Minnesota time, at the offices of Bremer Financial Corporation, Suite 2000, 445 Minnesota Street, St. Paul, Minnesota 55101, for the following purposes:

         1. To consider and act upon the Board of Directors' recommendation to fix the number of directors of the Company at not less than four nor more than ten.

         2.       To elect a Board of Directors.

         3. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as the independent accountant to audit the consolidated financial statements of the Company for the year ended December 31, 1999.

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The stock transfer books of the Company will not be closed. In lieu thereof, and in accordance with the Bylaws, the Board of Directors has set the close of business on March 5, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Your attention is respectfully directed to the attached Proxy Statement and the Proxy. IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN THE ATTACHED PROXY AND DATE, SIGN AND MAIL IT AS PROMPTLY AS POSSIBLE IN ORDER TO SAVE THE COMPANY FURTHER SOLICITATION EXPENSE.

                                         By order of the Board of Directors

                                         /s/ Janice A. Aus

                                         JANICE A. AUS
                                         Secretary

                          BREMER FINANCIAL CORPORATION
                             A MINNESOTA CORPORATION
                        445 MINNESOTA STREET - SUITE 2000
                            ST. PAUL, MINNESOTA 55101
                                  651-227-7621

                      ------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 21, 1999

                      ------------------------------------

                                     GENERAL

This Proxy Statement is submitted in support of the solicitation of the attached proxy by the Board of Directors of Bremer Financial Corporation, a Minnesota corporation ("Company"), for the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on April 21, 1999 at 8:00 o'clock a.m. at the offices of Bremer Financial Corporation, Suite 2000, 445 Minnesota Street, St. Paul, Minnesota 55101, and at any adjournments thereof. The cost of solicitation will be borne by the Company. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Stockholders will be mailed to its stockholders on or about March 15, 1999. The Company will reimburse its transfer agent for expenses reasonably incurred in forwarding solicitation materials to beneficial owners of shares.

The Annual Meeting is being held for the purposes of fixing the number of and electing the Company's Board of Directors, ratifying the selection of Deloitte & Touche LLP as the independent accountant to audit the Company's consolidated financial statements for the year ended December 31, 1999, and transacting such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Annual Report of the Company for the year ended December 31, 1998, including financial statements, is being mailed to stockholders simultaneously herewith, but the Annual Report is not to be considered part of the proxy soliciting materials unless a portion thereof is expressly incorporated herein by reference.

Only holders of shares of the Company's no par value Class A Common Stock ("Class A Common Stock") recorded at the close of business on March 5, 1999, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The securities of the Company outstanding as of March 5, 1999 and which are entitled to vote at the Annual Meeting consist of 1,200,000 shares of Class A Common Stock, each share being entitled to one vote. Stockholders do not have the right to cumulate votes for the election of directors.

The enclosed proxy, when properly signed and returned to the Company, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the Annual Meeting will be voted to set the number of the Board of Directors at not less than four nor more than ten, in favor of the nominees for directors proposed by the Board of Directors, in favor of ratifying the selection by the Board of Directors of Deloitte & Touche LLP as the independent accountant to audit the Company's consolidated financial statements for the year ended December 31, 1999, and, as to any other matters that may properly come before the Annual Meeting, in the best judgment of the proxy holders named in the enclosed proxy.

The enclosed proxy may be revoked at any time prior to its exercise at the meeting by the execution and exercise of a proxy bearing a later date and notification in writing given to the Secretary of the Company prior to the Annual Meeting. The authority of the proxy holders named in the enclosed proxy will be suspended if the stockholder executing the proxy is present at the meeting and elects to vote in person.

The Company may have one or more of its officers or employees communicate by telephone, telegraph, or mail with some of the stockholders who may have omitted to return proxies.

A quorum, consisting of a majority of the shares of Class A Common Stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. In general, the stockholders of the Company may take action by the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote on a particular item of business, or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum. If a stockholder signs and returns a proxy and abstains from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in "street name" and it indicates that the broker does not have discretionary authority to vote the shares on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock of the Company as of March 5, 1999 by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock, by each director and by each nominee director, by each person named in the Summary Compensation Table included later in this Proxy Statement, and by all officers and directors of the Company as a group. None of the stockholders listed below beneficially owns common stock of the Company's parent(s) or subsidiaries other than through their ownership of the Company's Common Stock.


   Name and Address                 Amount and Nature of
   of Beneficial Owner             Beneficial Ownership(1)   Percent of Class(2)
   -------------------             -----------------------   -------------------

   Otto Bremer Foundation (3)(4)          240,000                   20.0%

   Gene H. Sipe (4)                        28,515                    2.4%

   Kenneth P. Nelson (4)                   20,741                    1.7%

   Duaine C. Espegard (4)                  19,720                    1.6%

   Terry M. Cummings (4)                   12,877                    1.1%

   Stan K. Dardis (4)                       3,332                      *

   William H. Lipschultz (4)                    0                      0%

   Charlotte S. Johnson (4)                     0                      0%

   Daniel C. Reardon                            0                      0%
   OEI Business Products
   21565 Hamburg Avenue
   Lakeville, MN 55044

   Sherman Winthrop                             0                      0%
   Winthrop & Weinstine, P.A.
   3200 Minnesota World Trade
     Center
   30 East Seventh Street
   St. Paul, MN 55101

   All officers and directors              97,244                    8.1%
   as a group (13 persons)

------------------------------
* Less than 1%.

(1) Each person or group has sole voting and investment power with respect to all outstanding shares. The number and percentages of shares include those allocated to the accounts of the individuals and groups in the Company's Employee Stock Ownership Plan and the Bremer Banks Profit Sharing Plus Plan. See "Election of Directors and Management Information -- Executive Compensation."

(2) The percentage calculation is based on 1,200,000 shares of Class A Common Stock outstanding at March 5, 1999.

(3) Otto Bremer Foundation (the "Foundation") owns all of the 10,800,000 shares of the Company's Class B Common Stock, which are not entitled to be voted except with respect to certain extraordinary corporate transactions, none of which are being considered at the Annual Meeting of Stockholders to be held on April 21, 1999. The Trustees of the Foundation are William H. Lipschultz, Charlotte S. Johnson, and Daniel
         C. Reardon.

(4) The address for each of these individuals is 445 Minnesota Street, Suite 2000, St. Paul, Minnesota 55101.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by rules adopted by the Securities and Exchange Commission ("SEC") under Section 16 of the Securities Exchange Act of 1934, a director or an executive officer of the Company is required to file with the SEC an Initial Report of Beneficial Ownership on Form 3 within a certain period after becoming an executive officer or director stating the number of shares of Class A Common Stock owned, a Report of Change in Beneficial Ownership on Form 4 to report transactions in the Company's Class A Common Stock, and an Annual Statement of Beneficial Ownership of Securities on Form 5 to report other transactions in the Class A Common Stock that are not required to be reported on a Form 4. Based upon the Company's review of such Forms furnished to it by the directors and executive officers required to file such Forms, the Company believes that, with the exception of isolated incidents of late filings reported by the Company in previous Proxy Statements, all of these filing requirements have been satisfied.

                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Bylaws of the Company provide that the number of directors may be set by the stockholders (subject to the right of the Board of Directors to increase or decrease the number of directors as otherwise permitted by law). At the Annual Meeting held on April 21, 1998, the Company's stockholders voted to fix the number of the Company's Board of Directors at not less than four nor more than ten and elected six directors (Terry M. Cummings, Stan K. Dardis, William H. Lipschultz, Charlotte S. Johnson, Daniel C. Reardon and Sherman Winthrop).

It is the recommendation of the Company's Board of Directors that the number of directors be set at not less than four nor more than ten and that the six nominees named below be elected as directors, to serve as directors until the next Annual Meeting of the stockholders and until their successors are duly elected and qualified as directors. The Board of Directors may appoint up to four additional members to the Board if individuals qualified to serve as Directors are found and agree to serve. The Board of Directors does not have a nominating committee and, as such, the recommendations for election of Directors have been made by the Board of Directors as a whole.

Unless otherwise directed, the proxies solicited by the Board of Directors will be voted at the Annual Meeting in favor of setting the number of directors at not less than four nor more than ten and in favor of the six nominees named below. However, in the event of the inability or unwillingness of one or more of these nominees to serve as a director at the time of the Annual Meeting on April 21, 1999 or any adjournments thereof, the shares represented by the proxies will be voted in favor of the remainder of such nominees and may also (at the discretion of the holders of said proxies) be voted for other nominees not named herein in lieu of those unable or unwilling to serve. As of the date hereof, the Board of Directors knows of no nominee who is unwilling or unable to serve.

The affirmative vote of a majority of the shares of Class A Common Stock of the Company present at the Annual Meeting either in person or by proxy and entitled to vote (assuming a quorum is present) is required to fix the number of directors at not less than four nor more than ten, and a plurality of such voting power is required to elect each director. A quorum consists of a majority of the shares entitled to vote at the Annual Meeting.

INFORMATION ABOUT NOMINEES FOR ELECTION AS DIRECTORS

All of the nominees for election as directors are presently serving as directors of the Company. The names and ages of the six nominees are as follows:

                                         Ages as of
            Names and Nominees        February 28, 1999      Director Since
            ------------------        -----------------      --------------
            Terry M. Cummings                 58                  1988
            Stan K. Dardis                    49                  1998
            William H. Lipschultz             69                  1961
            Charlotte S. Johnson              52                  1993
            Daniel C. Reardon                 37                  1996
            Sherman Winthrop                  68                  1995

Mr. Terry Cummings has been Chairman of the Board of the Company since March 1998. From July 1988 until March 1998, he was President, Chief Executive Officer and a Director of the Company. Mr. Cummings is also a Director of Bremer Financial Services, Inc. ("BFSI") and has served in that capacity since 1982. He was President, Chief Executive Officer and Secretary of BFSI from July 1982 until March 1998.

Mr. Stan K. Dardis has been President, Chief Executive Officer and a Director of the Company since March 1998. From June 1996 until March 1998, he was Executive Vice President and Chief Operating Officer of the Company. From December 1993 until June 1996, he was Executive Vice President and Retail Banking Services Director of the Company. He has also been President and Chief Executive Officer of BFSI since March 1998 and a Director of BFSI since September 1993. In October 1998, Mr. Dardis became a Director of Bremer Investment Funds, Inc., an open-end diversified investment company registered under the Investment Company Act of 1940, which offers shares in two different mutual funds.

Mr. William H. Lipschultz served as the Chairman of the Board of the Company from April 1995 until March 1, 1998, at which time he resumed his role as Vice President and continued as a Director of the Company. He has been a Director of the Company and a Trustee of the Foundation since 1961, and he had been Vice President and Treasurer of the Company from 1961 until his appointment as Chairman of the Board in 1995. Mr. Lipschultz retired in 1996 from Stone Container Corporation after serving as Vice President of that company since 1976. From August 1996 until October 1998, Mr. Lipschultz was a director of Bremer Investment Funds, Inc.

Ms. Charlotte S. Johnson has been a Vice President and a Director of the Company since April 1993 and a Trustee of the Foundation since July 1991. Since July 1991 she has been involved in the Foundation's affairs on a daily basis, serving as a representative for the organization and working on special projects.

Mr. Daniel C. Reardon has been a Vice President and a Director of the Company since May 1996 and a Trustee of the Foundation since January 1995. He has also been a sales manager for OEI Business Products since January 1999 and is the sole owner of U.S. Annuity Financial Group, an annuity brokerage firm formed in 1995. From January 1990 until May 1995, he was Vice President of Investments with Prudential Securities.

Mr. Sherman Winthrop has been a Director of the Company since February 1995. He has been a senior member of the law firm of Winthrop & Weinstine, P.A., general counsel to the Company, since February 1979. Mr. Winthrop served as a Director and Secretary of Zytec Corporation, a publicly-held company, until it was acquired by Computer Products, Inc. effective on December 29, 1997.

No nominee for the Board of Directors is a director of another company (that is, other than the Company) with a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934 or subject to Section 15(d) of that Act. With the exception of Mr. Dardis, no nominee for the Board of Directors is a director of a company registered as an investment company under the Investment Company Act of 1940.

DIRECTORS' COMPENSATION. Mr. William H. Lipschultz was paid $41,750 of compensation in 1998 for rendering his services as Chairman of the Board and a Director of the Company. Ms. Charlotte S. Johnson and Mr. Daniel C. Reardon were paid $41,750 each in 1998 for serving as Vice Presidents and Directors of the Company. Mr. Sherman Winthrop received $16,750 in 1998 for serving as a Director of the Company. In addition, in 1998 Mr. Lipschultz, Ms. Johnson and Mr. Reardon each received an annual trustee fee of $39,500 paid by the Foundation.

INFORMATION ABOUT CERTAIN EXECUTIVE OFFICERS AND OTHER OFFICERS

Mr. Duaine C. Espegard, who is 55 years old, has been an Executive Vice President and Group President of the Company and BFSI since December 1993. From January 1989 until December 1993, he was a Vice President of the Company. Mr. Espegard has been a Director of BFSI since 1984. He is also Chairman of the Board and Chief Executive Officer of Bremer Bank, National Association in Grand Forks, North Dakota, one of the Company's subsidiary banks ("Subsidiary Banks"), and has served in such capacity since September 1993.

Mr. Kenneth P. Nelson, who is 60 years old, has been an Executive Vice President and Group President of the Company and BFSI since December 1993. From January 1989 until December 1993, he was a Vice President of the Company. Mr. Nelson has been a Director of BFSI since 1984. He was Chief Executive Officer of Bremer Bank, National Association, in South St. Paul, Minnesota from May 1997 until December 31, 1998, and he is currently serving as that bank's Chairman of the Board.

Mr. Gene H. Sipe, who is 61 years old, has been an Executive Vice President and Group President of the Company and BFSI since December 1993. From January 1989 until December 1993, he was a Vice President of the Company. Mr. Sipe has been a Director of BFSI since 1984, and he is currently serving as Chairman of the Board of Bremer Bank, National Association, in Moorhead, Minnesota.

Mr. Robert B. Buck, who is 50 years old, has been Senior Vice President and Chief Financial Officer of the Company and BFSI since July 1997. He has also been a Director of BFSI since July 1997. From July 1992 until July 1997, Mr. Buck was Vice President of National City Bank of Minneapolis.

Mr. Ernest W. (Bud) Jensen, who is 51 years old, has been Senior Vice President and Chief Credit Officer of the Company and BFSI since April 1994. From January 1991 until April 1994, he was Senior Vice President-Credit of BFSI. Mr. Jensen has been a Director of BFSI since September 1996.

INFORMATION CONCERNING MEETINGS OF BOARD OF DIRECTORS

During the fiscal year ended December 31, 1998, the Board of Directors held nine formal meetings and adopted no resolutions by a unanimous written action in lieu of a meeting. No Director attended fewer than 75% of all meetings held in 1998 when he or she was a Director. Board members also met informally during the year to discuss various aspects of the business affairs of the Company. The Company has no standing audit, nominating or compensation committee or any other committee performing similar functions.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table summarizes the annual compensation paid by the Company and its subsidiaries for services rendered in all capacities during each of the years ended December 31, 1996, 1997 and 1998 and certain other compensation paid in 1996, 1997 and 1998 with respect to the Company's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer, whose total annual salary and bonus exceeded $100,000 for 1998:

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                                                       Compensation
                                         Annual Compensation              Payouts
Name and Principal               ---------------------------------    ---------------      All Other
     Position                    Year        Salary       Bonus(1)    LTIP Payouts(2)   Compensation(3)
------------------               ----        ------       --------    ---------------   ---------------
Terry M. Cummings,               1998      $ 277,500     $ 113,245      $ 101,640          $ 41,396
  Chairman, President and        1997        284,778       116,986             --            42,648
  Chief Executive Officer(4)     1996        250,008       100,000             --            43,514

Stan K. Dardis,                  1998      $ 279,800     $ 119,422      $ 107,184          $ 19,232
  President, Chief Executive     1997        227,333        76,923             --            19,199
  Officer and Executive          1996        204,917        58,674             --            18,670
  Vice President(4)

Gene H. Sipe,                    1998      $ 176,117     $  51,985      $  49,352          $ 36,464
  Executive Vice                 1997        173,200        49,760             --            38,175
  President                      1996        172,500        46,192             --            38,318

Duaine C. Espegard,              1998      $ 160,500     $  42,886      $  44,828          $ 33,351
  Executive Vice                 1997        160,500        43,062             --            33,739
  President                      1996        159,967        42,805             --            34,047

Kenneth P. Nelson,               1998      $ 165,766     $  48,863      $  46,531          $ 32,475
  Executive Vice                 1997        161,067        47,400             --            30,683
  President                      1996        157,750        42,245             --            28,222

         ----------------------------------

(1) Represents bonuses earned in the indicated year which were paid in the subsequent year under the Company's Annual Incentive Compensation Plans. See "Election of Directors and Management Information -- Report of Board of Directors on Annual Compensation." The executive officers named in the table above may elect to defer a part or all of the bonus dollars earned under the Annual Incentive Compensation Plan pursuant to the Company's Deferred Compensation Plan for Directors of Bremer Financial Services, Inc. ("Deferred Compensation Plan").

(2) Consists of payouts earned in 1998 which were paid in 1999 to the named executive officers under the Company's Long Term Compensation Plans ("Long Term Plans"). See "Election of Directors and Management Information -- Report of Board of Directors on Annual Compensation -- Long Term Incentive Compensation Plans." No payouts under the Long Term Plans were earned in 1996 or 1997.

(3) Consists of (i) life insurance premiums paid by the Company on behalf of the executive officers named in the Table pursuant to the Company's Benefit Bank program available to all employees; (ii) amounts contributed by the Company on behalf of the named executive officers under the Bremer Banks Profit Sharing Plus Plan ("Profit Sharing Plan") available to all employees; (iii) amounts contributed by the Company on behalf of the named executive officers under the Company's Supplemental Executive Retirement Plan in the form of a nonqualified deferred compensation plan (the "SERP") which supplements the Company's qualified pension plan, known as the Bremer Banks Retirement Plan; and
         (iv) amounts contributed by the Company on behalf of the named executive officers under the Company's Employee Stock Ownership Plan ("ESOP"). Life insurance premiums paid in 1998 consisted of the following: Mr. Cummings ($2,040), Mr. Dardis ($936), Mr. Sipe ($2,664), Mr. Espegard ($1,572), and Mr. Nelson ($2,784). Amounts contributed under the Profit Sharing Plan in 1998 consisted of the following: Mr. Cummings ($10,491), Mr. Dardis ($10,491), Mr. Sipe ($10,491), Mr.
         Espegard ($10,491), and Mr. Nelson ($10,491). Amounts contributed under the SERP in 1998 consisted of the following: Mr. Cummings ($27,779), Mr. Dardis ($6,719), Mr. Sipe ($22,223), Mr. Espegard ($20,202), and
         Mr. Nelson ($18,114). Amounts contributed under the ESOP in 1998 consisting of the following: Mr. Cummings ($1,086), Mr. Dardis ($1,086), Mr. Sipe ($1,086), Mr. Espegard ($1,086), and Mr. Nelson
         ($1,086).

(4) In the year ended December 31, 1998, Mr. Cummings served as President and Chief Executive Officer until March 1, 1998, when he was elected Chairman, and Mr. Dardis served as Executive Vice President until March 1, 1998, when he was elected President and Chief Executive Officer.

SUMMARY OF PLANS

EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP"). The ESOP is a discretionary defined contribution plan for all employees of the Company and its affiliates designed to invest primarily in the capital stock of the Company, including the Class A Common Stock. The ESOP is funded solely with contributions made by the Company. It is the intention of the Company to make periodic contributions to the ESOP in addition to or in lieu of the "discretionary" component of the Profit Sharing Plan. See "Election of Directors and Management Information -- Compensation Pursuant to Plans -- Profit Sharing Plan." The maximum amount contributable under the ESOP (as it has not borrowed any funds to purchase the Company's capital stock) is 15% of the plan compensation of all eligible employees, reduced by any amounts contributed to the Company's Profit Sharing Plan (which is discussed below). "Plan compensation" includes all regular salary and wages paid or accrued for eligible employees and 100% of the current year's "qualified commissions" (which is defined as commissions received as part of a specified compensation plan as approved by the Plan Administrator), but excludes overtime and bonuses. Amounts may be contributed for eligible employees for each year in which a contribution is made to the ESOP from the time the employee becomes eligible to participate until the time the employee no longer participates. Benefits are distributed to employees or their beneficiaries in the event of an employee's retirement, death or disability. In addition, an employee who terminates his or her employment with the Company or any of its related entities may elect a distribution beginning not later than one year after the fifth year following the year in which the employee leaves the ESOP and then over a period of not longer than five years.

No amounts were paid or distributed by the ESOP during 1998 to the individuals named in the Summary Compensation Table. Benefit amounts contributed by the Company pursuant to the ESOP for the individuals named in the Summary Compensation Table are included under the heading "All Other Compensation." The employer contribution (which was made in 1999), for all the Company's employees (including executive officers) participating in the ESOP in 1998, was $250,000.

PROFIT SHARING PLAN. The Company maintains under Sections 401(a) and 401(k) of the Code a profit sharing plan known as the Bremer Banks Profit Sharing Plus Plan ("Profit Sharing Plan"), in which executive officers participate on the same basis as all other employees, subject to certain overall and specific anti-discrimination restrictions. It is a defined contribution profit sharing plan designed to provide retirement benefits to the employees of the Company and its affiliates. The Profit Sharing Plan is designed to be funded with both Company contributions and employee contributions. The Company's contribution consists of three components: 2% Credit, Match and Discretionary. Eligible employees are given 2% of their pay as a credit which they can redeposit in the Profit Sharing Plan, which constitutes part of the Section 401(k) portion of the Profit Sharing Plan. The employees are able to contribute to the Profit Sharing Plan on a pre-tax basis up to an additional 13% of their "plan compensation" (which is also part of the Section 401(k) portion of the Profit Sharing Plan). "Plan compensation" includes all regular salary and wages paid to or accrued for employees and 100% of the current year's "qualified commissions" (consisting of commissions received as part of a specified compensation plan as approved by the Plan Administrator), but excludes overtime and bonuses. The Company will "match" between 50% and 100% (depending on the percentage of pay contributed) of the first 1% to 5% of plan compensation the employee contributes on a pre-tax basis. The match can exceed neither 2.5% of any individual employee's plan compensation nor 50% of the adjusted net earnings of the Company for the particular plan year. The discretionary contribution is based on consolidated earnings of the Company. It may be paid in the form of the Company's stock contributions (or contributions of cash used to purchase Company capital stock) to the ESOP or cash contributions to the Profit Sharing Plan. See "Election of Directors and Management Information -- Summary of Plans -- Employee Stock Ownership Plan." Under the Profit Sharing Plan, all cash dividends paid on the Class A Common Stock are allocated to the accounts of the participants holding shares of Class A Common Stock in their profit sharing accounts.

No amounts were paid or distributed during 1998 by the Profit Sharing Plan to the individuals in the Summary Compensation Table. Benefit amounts contributed by the Company pursuant to the Profit Sharing Plan for the individuals named in the Summary Compensation Table during 1996, 1997 and 1998 are included in the Summary Compensation Table under the heading "All Other Compensation." Employer contributions (which were made in 1998 and 1999), for all the Company's employees (including executive officers) participating in the Profit Sharing Plan in 1998, were $2,399,000.

PENSION PLAN. The Company maintains the Bremer Banks Retirement Plan ("Pension Plan"), which is a defined benefit pension plan designed to provide retirement benefits to the employees of the Company and its subsidiaries. The following table sets forth estimated annual retirement benefits payable under the Pension Plan at age 65 (normal retirement age), calculated based on final average compensation (salaries are assumed to remain constant), years of service under the Pension Plan, and a Social Security Covered Compensation amount of $45,216 for someone born in 1940:

                                            PENSION PLAN TABLE

                                  Estimated Annual Retirement Benefits
                                           Years of Service(1)
                        --------------------------------------------------------
Compensation               15          20          25          30          35
------------            --------    --------    --------    --------    --------
$ 125,000............   $ 25,000    $ 33,300    $ 41,600    $ 49,900    $ 49,900
  150,000............     30,700      40,900      51,100      61,300      61,300
  175,000............     36,400      48,500      60,600      72,700      72,700
  200,000............     42,100      56,100      70,100      84,100      84,100
  225,000............     47,800      63,700      79,600      95,500      95,500
  250,000............     53,500      71,300      89,100     106,900     106,900
  275,000............     59,200      78,900      98,600     118,300     118,300
  300,000............     64,900      86,500     108,100     129,700     129,700
  325,000............     70,600      94,100     117,600     141,100     141,100
  350,000............     76,300     101,700     127,100     152,500     152,500
  375,000............     82,000     109,300     136,600     163,900     163,900
  400,000............     87,700     116,900     146,100     175,300     175,300
  425,000............     93,400     124,500     155,600     186,700     186,700
  450,000............     99,100     132,100     165,100     198,100     198,100

--------------------

(1) The plan incorporates the pay limits under Section 401(a)(17) of the Code. The pay limit for 1998 was $160,000, and this amount is indexed each year. The retirement benefits shown above do not reflect the pay limit.

With respect to the individuals named in the Summary Compensation Table, the years of credited service are as follows: Mr. Terry M. Cummings (22), Mr. Stan
K. Dardis (5), Mr. Gene H. Sipe (36), Mr. Duaine C. Espegard (29) and Mr. Kenneth P. Nelson (25).

The Company's contributions under the Pension Plan are actuarially determined based upon the age, compensation, and years of service of the participating employees. The criteria used to determine the amounts contributed or payable does not depend upon any performance formula or measure. The "normal retirement benefit" is equal to 1% of an employee's "final average compensation" multiplied by the employee's "credited service" (one month for each calendar month during which the employee is compensated as a participant under the Pension Plan), at normal retirement date with a maximum of 30 years plus .52% of the employee's final average compensation in excess of the "Social Security covered compensation amount" multiplied by the employee's credited service at normal retirement date, up to a maximum of 30 years. "Final average compensation" is defined to mean average monthly compensation during the 60 consecutive months which produce the highest average out of the last 120 consecutive months of employment. The "Social Security covered compensation amount" is the average of the Social Security taxable wage base in effect for the 35 year period ending in the year before the employee attains Social Security retirement age. In addition, an employee may receive an early retirement benefit if he or she has attained age 55 and has completed at least five years of vesting service. The early retirement benefit can be reduced to a minimum of 42% of the regular retirement benefit, depending upon the number of years of service the employee has within the Pension Plan. For purposes of the Pension Plan, the term "compensation" includes salary and wages, and for those eligible participants in the Executive Incentive Program, the "target award" portion of the Annual Incentive Compensation Plan described below, but it excludes any employee's credits under any flexible benefit program under Section 125 of the Code. In addition, compensation excludes any contributions made to the ESOP or the Profit Sharing Plan, except for elective pre-tax contributions to the Profit Sharing Plan by employees. At retirement, benefits are computed on a straight life annuity basis.

REPORT OF BOARD OF DIRECTORS ON ANNUAL COMPENSATION

The Company's Board of Directors is responsible for insuring that the compensation for executives is consistent with the Company's compensation philosophy. The Board believes that the Company's executive compensation is reasonable given its financial performance and as compared to other similar companies in the industry.

The Board annually evaluates the performance and compensation of the Company's Chairman of the Board, Terry Cummings, its Chief Executive Officer, Stan Dardis, and the other executive officers. The Board's deliberations regarding the annual compensation of Mr. Cummings, Mr. Dardis and other executive officers do not take place in the presence of the officer whose compensation is being discussed. In the year ended December 31, 1998, Mr. Terry M. Cummings served as Chief Executive Officer until he was appointed as Chairman on March 1, 1998, and Mr. Stan K. Dardis served as Executive Vice President until he was appointed as Chief Executive Officer on March 1, 1998.

COMPENSATION PRINCIPLES. The executive compensation strategy of the Company's Board of Directors is based on the beliefs and guiding principles that compensation should be aligned with business strategy, Company values, and management initiatives. The program:

         Rewards executives for strategic management and the enhancement of stockholder value as measured by financial performance.

         Integrates compensation programs with the Company's strategic planning and measurement processes.

         Supports a performance-oriented environment that rewards performance with respect to the goals of the Company and its affiliates.

         Attracts, retains, and motivates key executives critical to the long-term success of the Company as a whole.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE. Profitability and attainment of strategic corporate objectives are the major determinants in the compensation awarded to the Company's executive officers. While there is no precise formula for determining base salary as compared to Company performance, these measures are generally the basis for the Annual Incentive Compensation Plans, as described below.

ANNUAL INCENTIVE COMPENSATION PLANS. The Company's Annual Incentive Compensation Plans ("Annual Plans") are designed to provide, through cash awards, an incentive to key executives of the Company to meet or exceed the business plan. The basis of payout for the Annual Plans for Mr. Cummings and Mr. Dardis is Return on Realized Equity ("RORE"), measured at the Company level on a consolidated basis. The remainder of the Annual Plans are primarily based on consolidated RORE in addition to work plan objectives tied to each executive's specific area of responsibility. The Annual Plans for participants for the year ended December 31, 1998 specified a maximum award ranging from 30% to 60% of salary depending upon the executive's position and level of responsibility. Lesser amounts may be paid to an executive based on the degree of attainment of the goals. The amounts paid under the Annual Plans to the executives named in the Summary Compensation Table are set forth under the heading "Annual Compensation -- Bonus Earned."

LONG TERM INCENTIVE COMPENSATION PLANS. The Company's Long Term Incentive Compensation Plans ("Long Term Plans") are designed to provide, through cash awards, an incentive to key officers of the Company to meet or exceed prescribed business objectives. More specifically, the goals of the Long Term Plans are to:
1) ensure high levels of profitability; 2) encourage growth through acquisitions; and 3) increase efficiencies. The performance measure is RORE measured at the Company level on a consolidated basis, averaged over a two or three year performance period. The Long Term Plans were effective January 1, 1996 covering the years 1996 through 1998 ("1996 Long Term Plans") and January 1, 1998 covering the years 1998 through 1999 ("1998 Long Term Plans"). Incentives totalled $349,535 under the 1996 Long Term Plans, and partial reserves have been set aside for potential payouts under the 1998 Long Term Plans. For Mr. Cummings and Mr. Dardis, the target payout is 60% of salary, and the maximum award is 120% of salary. For Messrs. Sipe, Espegard, and Nelson, the target payout is 45% of salary, and the maximum payout is 105% of salary. Lesser amounts may be paid to an executive officer based on the degree of attainment of the goals. The officers named above have the option to defer a part or all of any incentive dollars earned under the Long Term Plans pursuant to the Deferred Compensation Plan described below.

DEFERRED COMPENSATION PLAN. Effective January 1, 1994, the Company implemented the Deferred Compensation Plan (the "Deferred Compensation Plan"). All of the executive officers named in the Summary Compensation Table are eligible to be participants in the Deferred Compensation Plan. Under the Deferred Compensation Plan, each participant may elect to defer certain percentages of payouts under the Annual Plans and the Long Term Plans. Interest at an annual market rate is accrued with respect to compensation deferred under the Deferred Compensation Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Effective January 1, 1994, the Company implemented the Supplemental Executive Retirement Plan ("SERP"). Messrs. Cummings, Dardis, Sipe, Espegard, and Nelson are participants in the SERP. Eligibility to participate requires that the individual be a Director of BFSI and have a base annual salary greater than $140,000, indexed yearly for the cost of living. The participant becomes vested in this benefit after five years of service with the Company. The SERP is designed to replace benefits lost due to changes in the Code. Specifically, it supplements the benefits determined under the Pension Plan to the extent the benefits under the Pension Plan with its pay limit of $160,000 (as indexed in the future based on the cost of living) is less than what the benefits would have been had the pay limit remained at $260,000 (as indexed in the future based on the cost of living). The criteria used to determine the amounts contributed or payable does not depend upon any performance formula or measures.

COMPANY PERFORMANCE AND COMPENSATION OF CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. During 1998, both Mr. Cummings and Mr. Dardis served in the capacity of Chief Executive Officer of the Company, with Mr. Cummings assuming an active Chairman of the Board role effective March 1, 1998 upon the appointment of Mr. Dardis to the position of President and Chief Executive Officer.

Over the last three years, the Company has posted record earnings, with increases in net income of 17%, 10% and 18%, respectively, in the years ended December 31, 1996, 1997 and 1998. Over that same period, the Company's Return on Realized Equity has increased from 13.08% in 1996, to 13.32% in 1997 to 14.55% in 1998. These results reflect steady earnings improvements for the Company over an extended period of time. Both Company performance and base executive compensation in 1998 were comparable to industry and peer group averages. Annual and long-term bonus awards for both Mr. Cummings and Mr. Dardis reflect the attainment of business plan objectives identified in individual compensation plans, as previously discussed.

APPROVAL OF EXECUTIVE COMPENSATION. The entire Board of Directors of the Corporation, in lieu of appointing a compensation committee, sets and administers the policies and plans which govern executive compensation. The identities of the members of the Board of Directors are set forth in the section of this Proxy Statement entitled "Election of Directors and Management Information -- Information About Nominees for Election as Directors."

The Board believes that its current compensation philosophy and approach has served the Company's stockholders fairly, and it plans to continue the same compensation philosophy and approach for the foreseeable future.

By the Board of Directors:

Terry M. Cummings
Stan K. Dardis
William H. Lipschultz
Charlotte S. Johnson
Daniel C. Reardon
Sherman Winthrop

PERFORMANCE GRAPH

The following graph and table compare the cumulative total stockholder return during the five years ended December 31, 1998 on (a) the Company's Class A Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the realized book value of the Company's Class A Common Stock at the end and the beginning of the measurement period; by (ii) such realized book value at the beginning of the measurement period), (b) the S&P (Standard & Poor's) 500 Composite and (c) the Nasdaq Bank Stocks Composite. The graph and table assume a $100 investment on December 31, 1993, with the reinvestment of all dividends. It should be noted that the Company's Class A Common Stock is not actively traded on an established market and generally all sales of shares of Class A Common Stock consist of transfers through the Company's Profit Sharing Plan. As such, sales are based on the Company's unrealized book value per share. The "prices" for shares of Class A Common Stock in the graph and table reflect the realized book value per share in effect at that time, which excludes unrealized market value adjustments pursuant to Statement of Financial Accounting Standards No. 115 and which is not greatly influenced by market forces which otherwise may affect the trading value of stocks, such as government policy, investor psychology, speculation, and perceptions of the Company's industry.

                       PERFORMANCE MEASUREMENT COMPARISON
           CUMULATIVE TOTAL STOCKHOLDER RETURN SINCE DECEMBER 31, 1993


[PLOT POINTS CHART]

                                                       At December 31,
================================================================================================
                                 1993       1994       1995       1996       1997       1998
                                ----------------------------------------------------------------
Bremer Financial Corporation    $100.00    $113.05    $127.47    $145.15    $165.80    $191.50
                                ----------------------------------------------------------------
S&P 500 Index                   $100.00    $101.29    $138.71    $170.56    $227.46    $292.47
                                ----------------------------------------------------------------
Nasdaq Bank Index               $100.00    $ 99.63    $148.53    $196.31    $327.08    $293.53
================================================================================================

CERTAIN TRANSACTIONS

BFSI had employment agreements with Messrs. Terry M. Cummings, Duaine C. Espegard, Kenneth P. Nelson and Gene H. Sipe ("BFSI Agreements") which provided for an employment term that expired December 31, 1998. These agreements have not been renewed.

The Subsidiary Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with some directors and officers of the Company and directors of a significant subsidiary (including the Subsidiary Banks) or with an associate of such person. Such transactions have been and will be made on substantially the same terms, including interest rates on loans and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not and will not involve more than normal risk of collectibility. The dollar amount of these loans was $16.7 million at December 31, 1997 and $16.4 million at December 31, 1998. During 1998, $74.0 million of new loans were made, repayments totalled $74.6 million, and changes in the composition of directors and officers or their associations increased the loans outstanding by $300 thousand. No loans to a related person were restructured to provide for a deferral of payments and/or a reduction in interest rates.

                                   ACCOUNTANTS

On January 26, 1999, and subject to the ratification of the holders of Class A Common Stock, the Board of Directors recommended that Deloitte & Touche LLP be engaged as the Company's principal accountant to audit the Company's consolidated financial statements for the year ended December 31, 1999. The affirmative vote of a majority of the shares of Class A Common Stock is necessary at the Annual Meeting at which a quorum is present either in person or by proxy to ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Company's independent accountant. If the holders of Class A Common Stock do not ratify the selection of Deloitte & Touche LLP, other certified public accountants will be considered and selected by the Board of Directors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

All items of business intended by the management to be brought before the Annual Meeting are set forth in this Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, the persons named as the proxies will vote on such matters in accordance with their best judgment.

                                  ANNUAL REPORT

For a copy of the Company's Annual Report on Form 10-K, please contact Stuart F. Bradt, Bremer Financial Corporation, 445 Minnesota Street, Suite 2000, St. Paul, Minnesota 55101, (651) 312-3715.

                          FUTURE STOCKHOLDER PROPOSALS

Under the Securities Exchange Act of 1934 ("Exchange Act"), the Company's stockholders may submit proposals to be considered at an annual stockholders' meeting. Rule 14a-8 under the Exchange Act sets forth the procedures and requirements for requesting that a company include these proposals in its proxy statement. However, a stockholder may submit proposals to be voted on at an annual meeting without having the proposals included in the company's proxy statement. These proposals are known as "non-Rule 14a-8 proposals."

Rule 14a-4(c)(1) under the Exchange Act states when individuals named as proxies by a company for an annual meeting may exercise their discretionary voting powers for proposals not included in the company's proxy statement, including non-Rule 14a-8 stockholder proposals. Rule 14a-4(c)(1) was recently amended to provide that proxies named by a company to vote at an annual meeting may be given discretionary authority to vote all proxies with respect to any non-Rule 14a-8 proposals which properly come before the annual meeting for a vote of the stockholders if (i) the company has not received advance notice of the proposal at least 45 days before the date on which the company first mailed its proxy materials for the prior year's annual stockholder's meeting and (ii) stockholders have been notified by the company of this 45-day advance notice requirement.

The Company hereby notifies its stockholders that for the annual meeting of stockholders expected to be held in April 2000, the deadline for notifying the Company of any non-Rule 14a-8 stockholder proposals is January 29, 2000. Notice of any such proposal must be given in writing to the Secretary of the Company, Ms. Janice Aus, Bremer Financial Corporation, 445 Minnesota Street, Suite 2000, St. Paul, Minnesota 55101. Therefore, the Company's proxies will be able to exercise their discretionary voting authority with respect to any non-Rule 14a-8 proposal not submitted to the Company or submitted to the Company after January 29, 2000.

The notification deadline for stockholders wishing to have a Rule 14a-8 proposal considered for inclusion in the Company's proxy solicitation materials for the Annual Meeting of Stockholders to be held in 2000 is November 15, 1999. Such proposals must be set forth in writing and received by the Secretary of the Company, Ms. Janice Aus, at the above address on or before November 15, 1999. Proposals received by that date that are proper for consideration at the 2000 Annual Meeting and otherwise conform to the rules of the Securities and Exchange Commission will be included in the 2000 Proxy Statement.

Due to the technical nature of the rights of stockholders and the Company in this area, a stockholder desiring to make a stockholder proposal should consider consulting his or her personal legal counsel with respect to such rights.

                                         By Order of the Board of Directors


                                         /s/ Janice A. Aus


                                         JANICE A. AUS
Dated: March 15, 1999                    Secretary

                          Bremer Financial Corporation
                             A Minnesota Corporation
                        445 Minnesota Street - Suite 2000
                            St. Paul, Minnesota 55101

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Terry M. Cummings and Stan K. Dardis, and either of them, are hereby appointed Proxies, each with the power to appoint his substitute, to represent and to vote, as designated below, all shares of the Class A Common Stock of Bremer Financial Corporation held of record by the undersigned on March 5, 1999 at the Annual Meeting of Shareholders to be held on April 21, 1999 or any adjournment thereof.

1. PROPOSAL TO FIX NUMBER OF DIRECTORS AT NOT LESS THAN FOUR (4) NOR MORE THAN TEN (10):

         [ ]  For                  [ ]  Against                  [ ]  Abstain

2.       ELECTION OF DIRECTORS:

         [ ] FOR all nominees listed below except as marked to the contrary below.

         [ ] WITHHOLD AUTHORITY to vote for all nominees listed below. (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.)

         Terry M. Cummings, Stan K. Dardis, William H. Lipschultz, Charlotte S. Johnson, Sherman Winthrop, and Daniel C. Reardon

3. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT ACCOUNTANT TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS OF BREMER FINANCIAL CORPORATION FOR THE YEAR ENDED DECEMBER 31, 1999:

         [ ]  For                  [ ]  Against                  [ ]  Abstain

In the event of the inability or unwillingness of one or more of the above named nominees to serve as a director at the time of the Annual Meeting on April 21, 1999 or any adjournments thereof, the shares represented by the proxies will be voted in favor of the remainder of such nominees and may also, in the discretion of the holders of said proxies, be voted for other nominees not named herein in lieu of those unable or unwilling to serve. As of the date hereof, the Board of Directors knows of no nominee who is unwilling or unable to serve.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting; management is not presently aware of any such matters to be presented for action at the meeting.

The undersigned hereby ratifies and confirms all the proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies previously given to vote such shares.

This Proxy, when properly executed, shall be voted in the manner indicated by the undersigned shareholder, but if no direction is made, this Proxy will be voted in favor of fixing the number of Directors at not less than four nor more than ten, for the directors named in the Proxy Statement, and in favor of the proposal to ratify the selection of Deloitte & Touche LLP to audit the consolidated financial statements of Bremer Financial Corporation for the year ended December 31, 1999.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, or in some other fiduciary capacity, please give full title as such.

DATED:__________________, 1999.         If a corporation, please sign in full
                                        corporate name by president or other
                                        authorized officer(s). If a partnership, please sign in a partnership name by authorized person(s).

                                        ________________________________________
                                        Signature

                                        ________________________________________
                                        Signature if held jointly



                 (PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                     PROMPTLY, USING THE ENCLOSED ENVELOPE)